Exhibit 5.1
October 4, 2023
Pagaya Technologies Ltd.
Azrieli Sarona Bldg, 54th Floor
121 Derech Menachem Begin
Tel-Aviv 6701203, Israel
Ladies and Gentlemen:
We refer to the Registration Statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof by Pagaya Technologies Ltd., an Israeli company (the “Company”), relating to the sale, from time to time, by the Company of:
a.Class A Ordinary Shares, no par value, of the Company (the “Class A Ordinary Shares”);
b.senior or subordinated debt securities or convertible debt securities (collectively the “Debt Securities”); and
c.warrants to purchase Class A Ordinary Shares and/or Debt Securities in one or more series (the “Warrants,” and together with the Class A Ordinary Shares and the Debt Securities, the “Securities”).
This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.
According to the Registration Statement, Warrants may be issued directly or under a warrant agreement (the “Warrant Agreement”) between the Company and a warrant agent (the “Warrant Agent”). Debt Securities may be issued, in one or more series, pursuant to indentures, the forms of which are filed as exhibits to the Registration Statement (collectively, the “Indentures”), entered into with the trustee (the “Trustee”) named in such Indenture.
In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto, including such certificates and statements of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.
We have assumed further that: (1) at the time of execution, issuance and delivery of any Warrants, the related Warrant Agreement, if applicable, will have been duly authorized, executed and delivered by the Company and the Warrant Agent and will be the valid and

Electra Tower, 98 Yigal Alon St., Tel Aviv, 6789141, Israel | 03-608-9999 Round Tower, 1 Azrieli Center, Tel Aviv, 6701101, Israel | 03-607-4444 Mittelstrasse 14, 8008 Zurich, Switzerland	www.goIdfarb.com info@goldfarb.com

legally binding obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms; (2) at the time of the execution, issuance and delivery of any Debt Securities, (i) the respective Indenture, including any supplemental indenture thereto, will have been duly authorized, executed and delivered by the Company and the Trustee and will be the valid and legally binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, and (ii) the respective Indenture, including any supplemental indenture thereto, will have been duly qualified under the Trust Indenture Act of 1939, as amended; (3) at the time of the issuance and sale of any of the Securities, the number and terms of the Securities, and their issuance and sale, will have been established so as not to violate any applicable law or the Company’s articles of association or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (4) at or prior to the time of the delivery of any Security, the consideration for such Security will have been received.
Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Act, we are of the opinion that:
1.The Company is a corporation duly incorporated and validly existing under the laws of the State of Israel.
2.With respect to the Class A Ordinary Shares, assuming the taking of all necessary corporate action to authorize and approve the issuance of any Class A Ordinary Shares, the terms of the offering thereof and related matters, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement to be approved by the board of directors or in accordance with the provisions of the Warrants pursuant to which such Class A Ordinary Shares will be issued, if applicable, such Class A Ordinary Shares will be legally issued, fully paid and non-assessable.
3.With respect to the Debt Securities, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and the terms of any Debt Securities and the related Indenture, the terms of the offering thereof and related matters, and (b) due execution, authentication, issuance and delivery of such Debt Securities and the related Indenture and any supplemental indenture thereto, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement to be approved by the board of directors or in accordance with the provisions of the Warrants pursuant to which such Debt Securities will be issued, if applicable, and otherwise in accordance with the provisions of the applicable Indenture and any supplemental indenture thereto, such Debt Securities will be validly issued and will be binding obligations of the Company.
4.With respect to the Warrants, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance of the Warrants and the underlying Class A Ordinary Shares or Debt Securities, the terms of the offering thereof and related matters, and (b) due execution, authentication, issuance and delivery of such Warrants, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement to be approved by the board of directors and otherwise in accordance with the provisions of the applicable Warrant Agreement, if any, such Warrants will be legally issued.
We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.
You have informed us that you intend to issue the Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Securities you will afford us an opportunity to review the corporate approval documents and operative documents pursuant to which such Securities are to be issued and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Goldfarb Gross Seligman & Co.

Goldfarb Gross Seligman & Co.